UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (DATE OF EARLIEST EVENT REPORTED) March 25, 2015

MASS MEGAWATTS WIND POWER, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MASSACHUSETTS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

000-32465	04-3402789
(COMMISSION FILE NUMBER NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

95 Prescott Street, Worcester, MA 01605
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

Registrant's telephone number, including area code: (508) 751-5432

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e

Item 7.01.     Regulation FD Disclosure

Mass Megawatts Wind Power, Inc. recently announced production modifications of its solar tracking system using more standard and readily available components. In early 2015, the Company focused its financial resources on the more profitable opportunities of solar power, As a result, the company is reducing expenses and operations related to its wind power business. Additionally, the company’s primary goal is meeting customer demand of existing and potential sales in 2015 with its new solar technology. The patent pending, Mass Megawatts 'Solar Tracking System' (STS) is designed to increase solar energy production by approximately 25% for less than an estimated 7% additional cost than a standard stationary configuration. The new product automatically adjusts the position of solar panels to receive an optimal level of direct sunlight throughout the day. Unlike other solar tracking technologies, the Mass Megawatts STS utilizes a low-cost structure that adds stability to the overall system while improving energy production levels.

The STS utilizes an innovative structural design that combines a simple, yet robust, design. Just like other solar tracking technology, the solar panels are automatically repositioned throughout the day as the sun's position travels from east to west. However, other tracking systems are subject to wind related structural stress and are more expensive to overcome for weather related issues.

The STS allows Mass Megawatts to lower material costs and reduce the number of solar panels needed to generate the rated capacity. Due to this advantage, Mass Megawatts can deliver more solar power production at a price similar to lower-capacity, stationary systems. Specifically, the company plans to offer 6.25 kW rated STS units at a price that's competitive to stationary, 5 kW systems. In the best locations with high electric prices and good incentives, this improved output translates into rate of return on investment of more than 25 percent. In other locations, the investment payback is projected to be less than three and one half years. Starting at 6.25 kW rated units, a Mass Megawatts STS system is appropriate for ground-level, residential and business sites, as well as, commercial, roof-top installations. Mass Megawatts coordinates all aspects of system delivery, including permitting, installation, and working to obtain any available tax incentives. They monitor the performance of each system, and provide a full, performance guarantee.

With its patent pending, Solar Tracking System, only approximately 55 million shares issued and outstanding and very little debt, Mass Megawatts believes it is well positioned to reach 2015 short term sales goals while expanding its infrastructure to support mass-production in the longer term.

This disclosure contains forward-looking statements that could be affected by risks and uncertainties. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, also known as Mass Megawatts Windpower, to achieve or maintain necessary zoning approvals with respect to the location of its power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power. Additionally, Mass Megawatts Wind Power stock quote and Mass Megawatts stock price may be impacted by global condition. Mass Megawatts Wind Power Inc. expected and anticipated positive and negative impact on the Mass Megawatts stock price and the MMMW stock quote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASS MEGAWATTS WIND POWER, INC.

March 25, 2015	By:	/s/ Jonathan C. Ricker
Jonathan C. Ricker
Chief Executive Officer
Chief Financial Officer